Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-_____) on Form S-8 of Elauwit Connection, Inc. of our report dated April 7, 2025, which includes an explanatory paragraph as to Elauwit Connection, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Elauwit Connection, Inc. as of and for the years ended December 31, 2024 and 2023, appearing in the Prospectus dated November 2, 2025, which is part of the Registration Statement (No. 333-289964) on Form S-1 of Elauwit Connection, Inc.

/s/ Freed Maxick P.C.

Buffalo, New York

November 7, 2025